CHISHOLM, BIERWOLF & NILSON
Certified Public Accountants
A Limited Liability	533 W. 2600 S., Suite 25	Office (801) 292-8756
Partnership	Bountiful, Utah 84010	Fax (801) 292-8809

April 26, 2007

Office of the Chief Accountant

Securities and Exchange Commission

450 West Fifth Street N.W.

Washington DC 20549

Ladies and Gentlemen

We have read Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K/A Amerndment No. 2,  dated March 26, 2007 of View Systems, Inc. filed with the Securities and Exchange Commission on or about April 26, 2007, and are in agreement with the statements contained therein as they relate to our firm.

Yours truly,

/s/ Chisholm, Bierwolf & Nilson

CHISHOLM , BIERWOLF & NILSON